Exhibit (d.20)

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT is entered into as of the ____ day of _________, 2016, between Frontegra Asset Management, Inc. (“Adviser”) and Silk Invest Limited (“Subadviser”).

W I T N E S S E T H

WHEREAS, Frontier Funds, Inc., a Maryland corporation (the “Corporation”), is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an Investment Advisory Agreement between the Corporation and the Adviser (the “Advisory Agreement”), the Adviser has agreed to provide investment advisory services to certain portfolios of the Corporation;

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties as investment adviser to a subadviser; and

WHEREAS, the Adviser desires to retain the Subadviser as subadviser with respect to the Corporation’s series named on an exhibit to this Agreement (each, a “Fund”).

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.

Appointment as Subadviser.  The Adviser hereby appoints the Subadviser to act as investment subadviser to the Fund, for the period and on the terms set forth in this Agreement, subject to the supervision of the Adviser and the Board of Directors of the Corporation (the “Board”), and the Subadviser agrees to accept such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.

Duties of Subadviser.

(a)

Investments.  Subject to the 1940 Act, the direction of the Adviser, the Board, the investment objective, policies and restrictions of the Fund as set forth in the Corporation’s current registration statement on Form N-1A and the compliance policies and procedures for the Fund, the Subadviser is authorized and directed to purchase, hold, sell and monitor on a continuous basis investments for the accounts of the Fund (the “Investments”).  In providing these services, the Subadviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments.  The Adviser will provide the Subadviser with reasonable assistance in connection with the Subadviser’s activities under this Agreement, including without limitation, information concerning the Fund, the daily funds available for investment and general affairs of the Corporation.

(b)

Allocation of Brokerage.  Subject to the supervision of the Adviser and the Board, the Subadviser is authorized and directed to establish and maintain accounts on behalf of the Fund, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as the Subadviser may elect, and negotiate commissions to be paid on such transactions.  In selecting brokers or dealers and placing orders, the Subadviser will seek to obtain the most favorable combination of price and execution available (considering all factors it deems relevant including price, size of transaction, nature of the market for the security, amount of commission, if any, timing, reputation of broker or dealer and other factors), except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided below.

The Subadviser may cause the Fund to pay a broker that provides brokerage and research services to the Subadviser a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) the Subadviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction or in terms of the Subadviser’s overall responsibilities with respect to the Fund and the other accounts as to which the Subadviser exercises investment discretion, (ii) such commission is paid in compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with this Agreement, and (iii) in the opinion of the Subadviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

To the extent not prohibited by applicable laws and regulations, if the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Subadviser, the Subadviser may aggregate the securities to be sold or purchased in order to obtain best execution.  In such event, allocation of these securities and the expenses incurred in the transaction will be made by the Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

(c)

Affiliated Transactions.  The Subadviser and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to any Fund; provided, however, the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is (i) permissible under applicable law and the Fund’s procedures or in accordance with an exemptive order and (ii) approved in advance by the Adviser.

(d)

Books and Records.  The Subadviser will maintain all books and records required to be maintained by the Subadviser pursuant to the 1940 Act relating to the Fund, including without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions, and will furnish to the Adviser in a timely manner all such books and records relating to the Subadviser’s services under this Agreement.  The Subadviser will also preserve such books and records for the periods prescribed in Rule 31a-2 under the 1940 Act.  All books and records relating to the Fund shall remain the sole property of the Corporation and shall be promptly surrendered to the Corporation upon request, provided that the Subadviser may retain a copy of the books and records.  Upon a reasonable request by the Corporation or the Adviser, any information maintained by the Subadviser relating to the Fund under this

Agreement will be made available promptly to the Corporation or the Adviser as the case may be.

(e)

Information Concerning Investments.  As the Adviser or the Board may reasonably request, the Subadviser will furnish reports on portfolio transactions and reports on Investments held in the Fund in such detail as the requesting party may request.  As mutually agreed upon, the Subadviser also will provide the Fund and the Adviser periodic economic and investment analyses and reports or other investment services normally available to the Subadviser’s other clients.  Upon reasonable advance notice, the Subadviser will make its officers and employees available to meet with the Adviser and the Board at the Corporation’s principal place of business or another mutually agreed location to review the Investments of the Fund.  The Subadviser will inform the Corporation and the Adviser of changes in investment strategy, tactics, ownership or key personnel, and will provide reasonable advance notice of any ownership or control changes that may result in an “assignment” of this Agreement for purposes of the 1940 Act.  The Subadviser also will provide information or perform additional acts as are customarily performed by a subadviser or which are required for the Fund or the Adviser to comply with their respective obligations under applicable law, including without limitation the Internal Revenue Code of 1986, as amended, the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Securities Act of 1933, as amended (the “1933 Act”), and any state securities law, rule or regulation.

(f)

Custody Arrangements.  The Subadviser acknowledges receipt of a Custody Agreement for the Fund and, to the extent applicable, will comply with the requirements of the Custody Agreement.  On each business day, the Subadviser will provide the Fund’s custodian with information relating to all transactions concerning the Fund’s assets, as the Adviser or the custodian may reasonably request.  The Subadviser will provide the Adviser or the custodian with information related to the establishment and maintenance of global custody arrangements as the Adviser or custodian may request.

(g)

Voting of Proxies.  The Subadviser shall vote proxies solicited by or with respect to the issuers of securities in the Fund in a manner which it reasonably believes best serves the interests of Fund shareholders and in accordance with the Subadviser’s proxy voting policies, which shall be provided, along with any amendments, to the Fund, or such other proxy voting policy approved by the Board, provided, however, that the Subadviser’s obligations shall be contingent upon its timely prior receipt of such proxy solicitation materials by the Subadviser.  The Subadviser further agrees that it will provide the Fund with a written report of the proxies voted during the most recent 12-month period or such other period as the Fund may designate, in a format that shall comply with the 1940 Act and Form N-PX.  Upon request of the Adviser, the Subadviser will provide an annual certification attesting to the accuracy and completeness of such proxy voting records.

(h)

Agent.  Subject to any other written instructions of the Adviser, the Corporation or the Fund, the Subadviser is hereby appointed as the Adviser’s, the

Corporation’s and the Fund’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as the Subadviser is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that the Subadviser shall execute shall comply with the Fund’s investment objectives and policies, the Advisers Act, the 1940 Act and the rules and regulations thereunder.  The Subadviser shall provide the Adviser and the Corporation with copies of any documents executed on behalf of the Adviser or the Corporation hereunder as soon as possible after the execution of any such documents.

(i)

Compliance with Applicable Law and Governing Documents.  With respect to all matters relating to its performance under this Agreement, the Subadviser and its directors, officers, partners, employees, agents and interested persons will act in accordance with all applicable law.  The Subadviser is responsible for identifying and complying with all applicable laws and regulations of the jurisdiction in which securities held by the Fund are traded, including any applicable foreign ownership limits.  The Subadviser will act in accordance with the Corporation’s governing instruments and regulatory filings, including the Corporation’s Articles of Incorporation, By-Laws, currently effective Registration Statement under the 1940 Act and the 1933 Act and Notice of Eligibility under Rule 4.5 of the Commodity Exchange Act (the “CEA”), compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act and the Fund’s prospectus, policies and procedures (collectively, “Governing Instruments and Regulatory Filings”) and any instructions or directions of the Corporation, its Board or the Adviser which the Adviser or the Corporation shall provide in writing.  The Adviser has provided the Subadviser with the Governing Instruments and Regulatory Filings and the Adviser will provide the Subadviser with any amendments, supplements or other changes to the Governing Instruments and Regulatory Filings as soon as practicable after such materials become available, and promptly following receipt, the Subadviser will act in accordance with such amendments, supplements or other changes.

(j)

Corporation’s Name; Adviser’s Name.  The Subadviser will have no rights relating to the Corporation’s name, the Fund’s name or in the name “Frontegra” as it is used in connection with investment products, services or otherwise, and the Subadviser will make no use of such names without the express written consent of the Corporation, the Fund or the Adviser, as the case may be; provided that notwithstanding anything in this Agreement, the Subadviser shall be entitled to use the Fund’s name and the name “Frontegra” in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization, in Subadviser’s customary marketing material (subject to the pre-filing requirement in Section 2(p)) and in connection with performing its obligations under this Agreement.  Neither the Corporation nor the Adviser will have any rights relating to the name “Silk” as it is used in connection with investment products, services or otherwise, and Adviser will make no use of such names without the express written consent of the Subadviser; provided that notwithstanding anything in this Agreement, the Adviser and the Corporation shall be entitled to use the name “Silk” in Form N-1A, Form ADV, the Fund’s prospectus, Statement of Additional Information  and customary marketing material, or any other document required to be filed with any governmental agency or self-regulatory organization.

(k)

Personal Securities Transactions.  The Subadviser will observe and comply with Rule 17j-l under the 1940 Act.  Upon request during any business day, the Subadviser will promptly make available to the Adviser or the Fund any reports concerning the Fund required to be made by the Subadviser pursuant to Rule 17j-1 under the 1940 Act.

(l)

Fair Valuation.  In accordance with the valuation procedures adopted by the Board, as amended from time to time, the Subadviser shall provide appropriate assistance with fair valuation of those securities in which it invests Fund assets for which readily available market prices are unavailable.  The Subadviser acknowledges that a third party pricing service approved by the Board and paid for by the Fund may provide fair value pricing data with respect to certain foreign securities held by the Fund in accordance with the valuation procedures adopted by the Board.

(m)

Regulatory Filings.  The Subadviser will make available and provide such information as the Corporation, its officers and legal counsel may reasonably request with respect to the Subadviser, the Fund and its performance for use in the preparation of the Corporation’s registration statement, reports and other documents required by any applicable law or regulation.  The Subadviser will provide a back-up certification to the Adviser in a form reasonably satisfactory to each party relating to the Corporation’s periodic reports on Form N-CSR and Form N-Q with respect to matters of which the Subadviser has firsthand knowledge.

(n)

Compliance Oversight.  The Subadviser agrees to cooperate with periodic reviews of the Subadviser’s compliance program by the Fund’s compliance personnel in performance of their responsibilities under Rule 38a-1 of the 1940 Act.  The Subadviser agrees to provide to the Fund copies of its compliance program and such additional information and certifications as may reasonably be requested by the Fund’s compliance personnel.  The Subadviser agrees to promptly notify the Adviser of any material compliance violations by the Subadviser which affect the Fund.

(o)

Section 15(c) Request for Information.  The Subadviser shall provide such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

(p)

Sales Literature.  The Subadviser acknowledges that advertising and sales literature for investment companies such as the Fund are subject to strict regulatory oversight.  The Subadviser agrees to submit any proposed advertising or sales literature for the Fund, or for itself or its affiliates which mentions the Fund, to the Fund’s distributor for review and filing with FINRA at least 15 days’ prior to the dissemination of any such advertising or sales literature; provided, however, that the Subadviser shall have no obligation to create any advertising or sales literature for the Fund.  The Subadviser will act in accordance with the Funds’ Marketing Compliance Policy which has been provided to the Subadviser prior to the date hereof and, among other provisions, requires the prior review and approval of any reference to the Fund on the Subadviser’s website or marketing materials and prohibit any reference to the Fund on social media.

3.

Services Exclusive.  During the term of this Agreement, the Subadviser (and its successors) and any entity controlled by the Subadviser other than individual employees, will not act as investment adviser or subadviser or otherwise render investment advice to, or sponsor, promote or distribute, any investment company registered under the 1940 Act, or series thereof, that invests in the equity securities of frontier markets as a principal investment strategy.  Notwithstanding the foregoing, the Subadviser may act as an investment adviser or subadviser to any investment vehicles organized outside the United States that are not offered for sale to United States residents.

4.

Duties of Adviser.  The Adviser will continue to be responsible for all services to be provided to the Fund pursuant to the Advisory Agreement, and shall oversee and review the Subadviser’s performance under this Agreement.

5.

Independent Contractor.  The Subadviser will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Corporation, the Fund or the Adviser in any way or otherwise be deemed an agent of the Corporation, the Fund or the Adviser.

6.

Compensation.  The Adviser will pay the Subadviser a fee (the “Subadvisory Fee”) for its services to the Fund at an annual rate set forth on the exhibit relating to the Fund (the “Fund Exhibit”).  The Subadvisory Fee shall accrue each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly by the Adviser as soon as practicable following the last day of each month.

During any month in which the Adviser recoups previously waived fees or reimbursed expenses (the “Recoupment”) relating to a period during which the Subadvisory Fee was based on a percentage of the net advisory fee received by the Adviser from the Fund, the Subadviser shall be paid the same percentage of the Recoupment.  The parties acknowledge that the Adviser is only entitled to recoup amounts waived or reimbursed for a period of three years from the date such amount was waived or reimbursed.

7.

Expenses.  The Subadviser shall bear all expenses incurred by it in connection with its services under this Agreement other than the cost of Investments (including brokerage commissions, taxes, custody fees and other transaction charges, if any) purchased or sold by the Fund.  The Subadviser will, from time to time at its sole expense, employ such persons as it believes to be competent to assist it in the execution of its duties hereunder.  In addition, the Subadviser shall pay the expenses relating to costs of any special meeting of directors or shareholders convened for the primary benefit of the Subadviser.

(a)

Organizational Expenses.  The Adviser shall bear all costs and expenses in connection with the organization of the Fund unless provided otherwise on the Fund Exhibit.

(b)

Expense Reimbursement.  In the event the Adviser is required to reimburse expenses to a Fund under the terms of the expense cap agreement between the Adviser and the Corporation, on behalf of each Fund (“Expense Cap Agreement”), the Subadviser shall reimburse the Adviser for a percentage of the expenses paid by the Adviser in any applicable month as set forth on the Fund Exhibit and such reimbursement shall be made by the Subadviser in the manner set out in the Fund Exhibit.

(c)

Other Expenses.  Except to the extent provided in this Section 7 or the Fund Exhibit, the Subadviser shall not be responsible for the Fund’s or the Adviser’s expenses, including, but not limited to, the following:

(i)

charges and expenses for determining the Fund’s net asset value and the maintenance of the Fund’s books and records and related overhead, or prices of individual securities;

(ii)

the charges and expenses of the Fund’s legal counsel and auditors;

(iii)

the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Fund;

(iv)

brokers’ commissions, and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

(v)

insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other government agencies;

(vi)

fees and expenses required to be paid for registration with the SEC, or any fees and expenses required to be paid for the sale of Fund shares in any state;

(vii)

expenses related to shareholders’ and directors’ meetings (save in relation to any meetings convened for the primary benefit of Subadviser as referred to above), and the preparation, printing and distribution of prospectuses, prospectuses updates, proxy statements, reports to shareholders and other Fund sales literature;

(viii)

distribution fees payable pursuant to Rule 12b-1 under the 1940 Act, if any; and

(ix)

compensation payable to the Fund’s directors.

8.

Representations, Warranties and Covenants of Subadviser.  The Subadviser represents, warrants and covenants to the Adviser, the Corporation, and the Fund as follows:

(a)

The Subadviser is registered as an investment adviser under the Advisers Act;

(b)

Neither the Subadviser nor any officer, director, partner or employee of the Subadviser is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Subadviser from acting as an investment adviser to an investment company under the 1940 Act.  The Subadviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(c)

The Subadviser is registered under the CEA as a commodity pool operator and commodity trading adviser with the Commodity Futures Trading Commission and the National Futures Association or is not required to register pursuant to an applicable exemption;

(d)

The Subadviser is a limited liability private company duly organized and validly existing under the laws of England and Wales with the power to carry on its business as it is now being conducted;

(e)

The execution, delivery and performance by the Subadviser of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, the Subadviser’s governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser which would have a materially adverse effect upon the Subadviser’s ability to carry out the terms of this Agreement;

(f)

This Agreement is a valid and binding agreement of the Subadviser;

(g)

The Subadviser has provided its current Form ADV, client brochure and applicable brochure supplements (collectively the “Form ADV”) to the Adviser (and promptly will provide to the Adviser all amendments thereto), and at the time such Form ADV is provided to the Adviser, the Form ADV is and will be a true and complete copy of the most recent form filed with the SEC and, to the best of the Subadviser’s knowledge and belief, the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(h)

The Subadviser has provided its Code of Ethics to the Adviser along with the certification required by Rule 17j-1(c)(1)(ii) under the 1940 Act.  In accordance with Rule 17j-1, the Subadviser will submit any material changes to such Code of Ethics to the Board for approval no later than six months after its adoption of the material changes.  During the term of this Agreement, the Subadviser will annually certify to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics, and will describe in a written report to the Board any issues arising under the Code regarding material violations of the Code and sanctions imposed in response thereto;

(i)

The Subadviser will provide a back-up certification in a form reasonably satisfactory to each party relating to each annual and semi-annual report filed on Form N-CSR by the Corporation;

(j)

The Subadviser has adopted, maintains and implements written compliance policies and procedures as required by Rule 206(4)-7 of the Advisers Act, including written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P.  The Subadviser will provide the Adviser with a summary of its policies and procedures and, upon reasonable request by the Adviser, shall either (i) certify that the Subadviser has complied in all material respects with such policies and procedures or (ii) provide a written report to the Adviser describing any material violations of such policies and procedures;

(k)

The Subadviser has adopted procedures as necessary to (i) comply with the U.S. Foreign Corrupt Practices Act; and (ii) prohibit any investments by the Fund in issuers owned by Specially Designated Nationals or Blocked Persons or issuers or countries otherwise prohibited by a U.S. sanctions program.

‘

(l)

The Subadviser has adopted proxy voting policies which comply in all material respects with the requirements of the Advisers Act and the 1940 Act;

(m)

The Subadviser shall exercise sole investment discretion over the Funds for purposes of all applicable filing requirements under the 1934 Act, including without limitation Sections 13(d), (g) and (f), and shall file all such documents with the SEC;

(n)

The Subadviser will deliver to the Adviser and the Fund copies of any material amendments, supplements or updates to any of the information provided to the Adviser promptly after becoming available; and

(o)

The Subadviser shall maintain business continuity, cyber-security, disaster recovery and backup capabilities and facilities, through which the Subadviser will be able to perform its obligations hereunder with minimal disruptions or delays.  Upon request, the Subadviser shall provide to the Adviser access to its written business continuity, cyber-security, disaster recovery and backup plan(s) together with sufficient information and written certifications regarding such plans to assist the Fund and the Chief Compliance Officer of the Corporation in complying with Rule 38a-1 under the 1940 Act.  The Subadviser represents that it tests its plan(s) on at least an annual basis, and shall, at the Adviser’s request, provide the Adviser with information regarding the results of its testing.

9.

Representations, Warranties and Covenants of Adviser.  The Adviser represents, warrants and covenants to the Subadviser, as follows:

(a)

The Adviser is registered as an investment adviser under the Advisers Act.

(b)

The Adviser is a corporation duly organized and validly existing under the laws of Illinois with the power to carry on its business as it is now being conducted;

(c)

The execution, delivery and performance by the Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and the Adviser has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the appointment of the Subadviser under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement;

(d)

This Agreement is a valid and binding agreement of the Adviser and the Corporation on behalf of the Fund;

(e)

The Advisory Agreement permits the Adviser to delegate the duties of the Subadviser set forth herein to a subadviser; and

(f)

The Adviser has provided to the Subadviser the Corporation’s current Registration Statement on Form N-1A and agrees to provide the Subadviser with all supplements or amendments thereto and to advise the Subadviser promptly in writing of any changes in the Fund’s investment policies or restrictions.

10.

Survival of Representations, Warranties and Covenants.  All representations, warranties and covenants made by the parties pursuant to Sections 8 and 9 will survive for the duration of this Agreement, and the Subadviser and the Adviser will immediately notify the other party hereto and the Corporation in writing upon becoming aware that any of the foregoing representations, warranties and covenants made by it are no longer true.

11.

Liability and Indemnification.

(a)

Liability.  In the absence of willful misfeasance, bad faith, negligence, or reckless disregard on the part of the Subadviser of its duties or obligations under this Agreement, the Subadviser shall not be subject to any liability for errors of judgment, mistake of law or for any loss suffered by the Adviser, the Corporation, the Fund, or its shareholders in connection with matters to which this Agreement relates.  In the absence of willful misfeasance, bad faith, negligence, or reckless disregard on the part of the Adviser of its duties or obligations under this Agreement or the Advisory Agreement, the Adviser shall not be subject to any liability to the Subadviser, for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve the Adviser or the Subadviser from any of their respective obligations under applicable law, including without limitation, federal and state securities laws and the CEA.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Corporation or any shareholder of the Corporation may have under any federal securities or state law.

(b)

Indemnification.  The Subadviser shall indemnify the Adviser and the Corporation, and their respective officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and reasonable expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA, which could have a material adverse effect on the Adviser, the Corporation or a Fund.  The Adviser shall indemnify the Subadviser and its officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and reasonable expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties and obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA which could have a material adverse effect on the Subadviser.

12.

Duration and Termination.

(a)

Duration.  This Agreement shall begin with respect to the Fund after it has been approved in accordance with the requirements of the 1940 Act and Exhibit A relating to the Fund has been executed by the Adviser and the Subadviser and shall continue in effect for two years from its effective date and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the Board, including a majority of the directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund.

(b)

Termination.  Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:  (i) by the vote of a majority of the Board, by the vote of a majority of the outstanding voting securities of the Fund or by the Adviser, in each case upon not more than 60 days’ written notice to the Subadviser; or (ii) by the Subadviser upon not less than 120 days’ written notice to the Adviser, the Corporation and the Fund.  This Agreement shall also terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act) or upon the termination of the Advisory Agreement.

13.

Amendment.  This Agreement may be amended with respect to the Fund by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board cast in person at a meeting called for that purpose, including a majority of directors who are not “interested persons” of the Fund or the Adviser, and (ii) if necessary, by a vote of a majority of the outstanding voting securities of the Fund.  If such amendment is proposed in order to comply with the requirements of the SEC, state regulatory bodies or other governmental authorities, the Adviser will notify the Subadviser of the form of amendment which it deems necessary or advisable and the reasons therefor, and if the Subadviser declines to assent to such amendment, the Adviser may terminate this Agreement forthwith.

14.

Confidentiality.

(a)

Subject to the duties of the Subadviser to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, the Subadviser shall, during the term of this Agreement and for a period of five years thereafter, treat as confidential all non-public information pertaining to the Fund and the actions of the Subadviser, the Adviser and the Corporation in respect thereof.  Information disclosed in voluntary and required reports to shareholders of the Corporation and to regulatory authorities or otherwise in the public domain other than by action of the Subadviser is deemed to be public information.  The Subadviser agrees to adhere to the privacy policies adopted by the Corporation pursuant to Regulation S-P under the Gramm-Leach-Bliley Act.  The Subadviser has adopted, implemented and agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information to protect against any anticipated threats or hazards to the security or integrity of such information, and to ensure proper disposal of such information, relating to Fund shareholders in compliance with Regulation S-P.  The Subadviser will not share any nonpublic personal information concerning Fund shareholders with any other party except as necessary for the performance of duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.

(b)

In addition to the obligations set out in Section 14(a), each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, officers, directors,  employees, advisers, auditors and the Fund’s service providers who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, research, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

15.

Notices.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt or by electronic transmission, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party.  As of the date of this Agreement, the addresses of the parties are:

Corporation and the Adviser:

Frontier Funds, Inc.

Frontegra Asset Management, Inc.

Attention: William D. Forsyth III, President

400 Skokie Boulevard, Suite 500

Northbrook, Illinois  60062

Fax:  (847) 509-9845

Subadviser:

Silk Invest Limited

Attention:  Malick Badjie, Director, Head of Investment Solutions
4 Lombard Street
London, EC3V9HD
United Kingdom
Fax:  011 44 207 933-8611

16.

Governing Law.  This Agreement is governed by and construed in accordance with the laws of the United States and the internal laws of the State of Illinois without giving effect to conflicts of laws principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective Acts.

17.

Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

18.

Third Party Rights.  In addition to the parties hereto, this Agreement is intended to be for the benefit of the Corporation, which is intended to be a third-party beneficiary hereunder and may, as such, exercise such rights as if it were the Adviser.  With the exception of such parties, no other party shall have any rights hereunder.

19.

Severability.  If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

20.

Miscellaneous.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof.  Specifically, as used in this Agreement, “investment company,” “affiliated person,” “interested person,” “assignment,” “broker,” “dealer” and “affirmative vote of the majority of the Fund’s outstanding voting securities” shall all have such meaning as such terms have in the 1940 Act.  The term “investment adviser” shall have such meaning as such term has in the Advisers Act or the 1940 Act, as the case may be.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is amended or modified by a rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such amended or modified rule, regulation or order.

21.

Sole Agreement.  This Agreement represents the entire agreement and understanding between the parties and sets forth the rights, duties and obligations of each party to the other as of its date.  Any prior agreements, understandings and representations relating to the subject matter of this Agreement are incorporated herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

FRONTEGRA ASSET MANAGEMENT, INC.

By:
Name: William D. Forsyth III
Title: President

SILK INVEST LIMITED

By:
Name:
Title:

Exhibit A

Frontier Silk Invest New Horizons Fund

The parties acknowledge and agree that the Silk Road Global Frontier Fund, LLC, a private fund managed by the Subadviser (the “Private Fund”), is expected to incur substantial brokerage commissions in connection with the liquidation of certain securities that cannot be transferred to the Fund due to foreign market restrictions and without significant delays, and the Fund would incur substantial brokerage commissions in connection with repurchasing those securities.  So that the Fund may obtain the benefit of owning those securities, the Private Fund must sell the securities and the Fund must purchase the securities.  The Adviser and Subadviser agree the transaction costs associated with the sale and purchase of those securities should not be borne by either the Private Fund or the Fund.  As such, the Adviser or an affiliate shall pay up to $200,000 for such commissions.  The Subadviser shall be responsible for any such commission expenses that exceed $200,000.

Subadvisory Fee:

70% of the net fee received by the Adviser from the Fund after giving effect to the Expense Cap Agreement (the “Initial Fee Schedule”) until the later of (i) three years from the date below; or (ii) the date on which the difference between (x) the amount of net advisory fees retained by the Adviser after paying the Subadviser pursuant to the Initial Fee Schedule and (y) the amount of net advisory fees the Adviser would have retained after paying the Subadviser had the Second Fee Schedule (as defined below) been in place, is equal to the amount the Adviser or an affiliate bears of the transaction costs up to $200,000.  Effective as of the first day of the calendar month following such date, the Subadvisory Fee shall be 75% of the net fee received by the Adviser after giving effect to the Expense Cap Agreement (the “Second Fee Schedule”).

Expense Reimbursements:

70% of all expense reimbursements made by the Adviser under the Expense Cap Agreement on behalf of the Fund shall be borne by the Subadviser while the Initial Fee Schedule is in place. 75% of all expense reimbursements made by the Adviser under the Expense Cap Agreement on behalf of the Fund shall be borne by the Subadviser while the Second Fee Schedule is in place.

The expense reimbursements due by the Subadviser to the Adviser under Section 7(b) shall be made as an offset against the subadvisory fee otherwise payable by the Adviser to Subadviser.

Executed as of this ____ day of ________, 2016.

FRONTEGRA ASSET MANAGEMENT, INC.

By:
Name: William D. Forsyth III
Title: President

SILK INVEST LIMITED

By:
Name:
Title:

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